FOR IMMEDIATE RELEASE

          Contact:  Randy Bradley
                    Gruntal Financial Corp.
                    (212) 225-4886

                        MANAGEMENT GROUP TO BUY GRUNTAL
             RESTRUCTURING WILL PROVIDE STRATEGIC INDEPENDENCE FOR
                                INVESTMENT FIRM

          NEW YORK (February 25, 1997) -- Gruntal Financial Corp., the parent company of Gruntal & Co. Incorporated, announced today that the company will be restructured as a limited liability company and sold to a management group led by Robert P. Rittereiser, chairman and chief executive officer. The transaction involves the issuance of several classes of securities, including preferred securities, with a face amount of approximately $235 million.

               The Home Insurance Company, Gruntal Financial
          Corp.'s parent company, will remain a member of the new company, to be called Gruntal Financial LLC.

               "The transaction will allow the management group to develop its business and strategic relationships independent of The Home Insurance Company," said Rittereiser." In addition, the structure will provide equity incentives for both management and a broad group of employees to develop longer term plans that build the company's franchise value and strengthen its ability to service individual and institutional clients over the years ahead," he said.

               Gruntal Financial LLC will be a holding company that will acquire the assets and liabilities of Gruntal Financial Corp. which include Gruntal & Co., Incorporated, a full-service securities firm serving individual and institutional clients, and GMS, a broker-dealer specializing in the sale of tax exempt securities to individual and instititutional investors.

          Day-to-day operating control over Gruntal Financial LLC and its subsidiaries will be the responsibility of management. Gruntal Financial LLC will have a seven-member executive committee.

               Gruntal Financial, with approximately $195 million in capital and $2.9 billion in assets (at closing), is a national full-service investment securities firm with 29 branch offices employing more than 2000 people.

               The transaction is subject to receipt of regulatory approvals, expected to be received by late March.

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